EXHIBIT 2.1

                 AGREEMENT FOR SALE AND PURCHASE
                                OF
                        BUSINESS PROPERTY

      This Agreement is made as of July 22, 1998, by and between NEWRIDERS, INC., a Nevada corporation ("Seller") and EASYRIDERS OF MYRTLE BEACH, INC., a South Carolina corporation ("Buyer"). Seller and Buyer are sometimes collectively referred to herein as the "Parties" and individually, as a "Party."

      This Agreement is made with respect to the following facts and circumstances.

      A. Seller is the owner and operator of a restaurant, bar and apparel shop located at 1318 Celebrity Square #CS4, Myrtle Beach, SC 29577 commonly known as the "Easyriders Cafe" (the "Business").

      B. The Business includes the furniture, furnishings, equipment, leasehold improvements and food, beverage, supply and retail merchandise inventory, which existed on the Possession Date (as defined below), is described on Exhibit A attached hereto (the "Equipment, Improvements and Inventory").

      C. The Equipment does not include certain display motorcycles and memorabilia located at the Business which shall be retained by Seller or their owner if not Seller and which are described on Exhibit B attached hereto (the "Excluded Property").

      D. Seller also leases certain equipment for use at and in connection with the Business (the "Leased Equipment") which Leased Equipment and the leases affecting it (the "Equipment Leases"), are described on Exhibit C attached hereto.

      E. The Business is operated on leased premises (the "Premises") pursuant to that certain lease dated January 24, 1997 (the "Premises Lease") from Burroughs & Chapin Company, Inc. (the "Premises Landlord").

      F. Buyer is the assignee and successor to LEON HATCHER and RICHARD STAFFORD, as Parties to a binding Letter of Intent dated July 17, 1998 with Seller (the "LOI"), pursuant to which, subject to the terms of this Agreement, Seller agreed to sell and assign, the Equipment, Improvements and Inventory (but not the Excluded Property), the Equipment Leases and the Premises Lease (collectively, the "Sale Property"). Seller has consented to the assignment and delegation by LEON HATCHER and RICHARD STAFFORD of their rights and duties under the LOI, but has not released or relieved them of any duties and obligations under the LOI. Unless otherwise indicated, initially capitalized terms used herein have the meanings assigned to them in the LOI.

      G. The Parties desire for this Agreement to be the definitive agreement between them for the sale, assignment, delegation, purchase and assumption of the Sale Property and to constitute the Purchase Agreement as provided in the LOI.

      NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the Parties agree as follows.

      1. Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller agrees to sell, convey, transfer, assign, delegate and deliver the Sale Property to Buyer, free and clear of all mortgages, pledges, liens, security interests, charges and encumbrances except as expressly set forth herein, and Buyer agrees to purchase and assume from the Seller, at the Closing Date (as defined below) the following business Sale Property, properties and leases of Seller:

           (a) the Equipment, Improvements and Inventory as of the Possession Date;

           (b) all of Seller's rights under the Equipment Leases from and after the Possession Date; and

           (c) all of Seller's rights under the Premises Lease from and after the Possession Date.

      2. Excluded Property. The Sale Property does not include and Buyer shall acquire no interest in or rights with respect to (except as otherwise expressly provided hereinbelow), the following tangible and intangible property:

           a. the excluded display motorcycles and memorabilia described on Exhibit B attached hereto;

           b. the "Easyriders" brand name and logo and all trademarks, copyrights, trade names, service marks, registered brand names, trade likenesses, logos, and depictions owned by or licensed to Seller or owned by Paisano Publications or any affiliated company, person or entity; and

           c. all deposits or prepayments made by Seller under the Equipment Leases, the Premises Lease, any insurance contracts that Buyer assumes, any vendor contracts, payroll tax deposits, business license deposits or any other similar property of Seller (the "Deposits").

      3. Purchase Price for the Sale Property and Liquidated Damages. Subject to the adjustment as provided in Paragraph 5 below, the purchase price for the Sale Property (the "Purchase Price") shall be Five Hundred Fifty Thousand Dollars ($550,000.00) to be paid as follows.

           a. Cash (the "Downpayment") paid by Buyer to Newriders upon the Parties' execution of the LOI, the receipt of which is hereby acknowledged, in the amount of One Hundred Thousand Dollars ($100,000.00); and

           b. Buyer's promissory note in the amount of Four Hundred Fifty Thousand Dollars ($450,000.00), adjusted as provided in Paragraph 5 below, delivered to Seller at the Closing, payable to Seller in full on the date forty-five (45) days from the Closing (the "Note"). The Note will provide that provided it is paid in full on or before its scheduled maturity date, no interest will be payable. However, if the Note is not paid in full on or before the scheduled maturity date, interest will accrue on the unpaid principal balance of the Note from the Possession Date (as defined below), until paid, at the rate of Twelve Percent (12%) per annum. The Note will be secured by a first priority lien on Three Hundred Thousand (300,000) shares of Newriders, Inc. $.001 par value common stock owned by Leon Hatcher (the "Pledged Shares"), created by a pledge agreement in form and content acceptable to Seller (the "Pledge Agreement"). The Pledge Agreement shall provide that a certificate or certificates representing the Pledged Shares in the name of Seller as pledgee, shall be delivered by Buyer to Seller at or prior to the Closing.

      IF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT SHALL FAIL TO CLOSE BY THE SCHEDULED CLOSING DATE AS A RESULT OF BUYER'S DEFAULT IN PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT, THE DOWNPAYMENT SHALL BE RETAINED BY SELLER AS LIQUIDATED DAMAGES AND AS SELLER'S EXCLUSIVE REMEDY AGAINST BUYER, AT LAW OR IN EQUITY OR OTHERWISE. RETENTION OF SUCH FUNDS BY SELLER AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT INSTEAD, IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO SECTIONS 1671, 1676 AND 1677 OF THE CALIFORNIA CIVIL CODE. BECAUSE OF THE SPECIAL NATURE OF THE NEGOTIATIONS THAT PRECEDED ACCEPTANCE BY SELLER OF BUYER'S OFFER TO ACQUIRE THE SALE PROPERTY, THE PARTIES ACKNOWLEDGE THAT THE ACTUAL DAMAGE THAT WOULD RESULT TO SELLER AS A RESULT OF SUCH FAILURE WOULD BE EXTREMELY DIFFICULT TO ESTABLISH. IN ADDITION, BUYER DESIRES TO LIMIT ITS POTENTIAL LIABILITY TO SELLER IN THE EVENT THAT THIS TRANSACTION SHALL FAIL TO CLOSE. THEREFORE, IN ORDER TO INDUCE SELLER TO ACCEPT BUYER'S OFFER INSTEAD OF ANY POTENTIAL COMPETING OFFER FROM ANOTHER PARTY, AND IN ORDER TO INDUCE SELLER TO WAIVE ALL OTHER REMEDIES IT MAY HAVE IN THE EVENT OF BREACH BY BUYER OF ITS OBLIGATIONS HEREUNDER, BUYER HAS PROPOSED AND SELLER HAS ACCEPTED THE CONCEPT OF LIQUIDATED DAMAGES AS SET FORTH HEREIN, WITH THE AMOUNT OF THE PAYMENT TO SELLER AND THE TIMING OF SUCH PAYMENT HAVING BEEN THE SUBJECT OF CONSIDERABLE NEGOTIATIONS BETWEEN THE PARTIES. BY SEPARATELY INITIALING BELOW, THE PARTIES HEREBY ACKNOWLEDGE THEIR AGREEMENT CONCERNING LIQUIDATED DAMAGES.

                                    (BUYER:______)    (SELLER:______)

      4. Buyer's Assumption of Certain Obligations. As additional consideration for the sale, assignment and transfer of the Sale Property, Buyer will assume and pay or otherwise perform before delinquent, all of Seller's duties, debts, covenants and obligations under the following (collectively, the "Assumed Liabilities"):

           a.      The Equipment Leases;

           b.      the Premises Lease; and

           c. all of Seller's accrued payroll obligations, accrued employer tax obligations, accounts payable, debts and other obligations of Seller with respect to the Business as of the Possession Date, including without limitation, those accounts payable set forth on Exhibit D attached hereto (collectively, the "Payables"), but not including the FMAC Obligation as defined below.

Buyer will indemnify, defend and hold Seller harmless from and against any and all loss, cost, damage, claim, expense or liability, including without limitation, reasonable attorneys fees that Seller may suffer or incur as a result of the Assumed Liabilities.

      Buyer acknowledges receipt of copies of the Equipment Leases and the Premises Lease (collectively, the "Leases").

      5. Adjustment to the Purchase Price. Before the commencement of business on the Possession Date, the Parties undertook a physical inventory of all of the food, beverage and merchandise located on the Premises and included within the Sale Property (the "Inventory"). The Inventory as of the Possession Date was valued at Seller's cost and is set forth on Exhibit E.
The Purchase Price shall be adjusted by adjusting the principal balance of the Note (but not the Downpayment), as follows (the "Purchase Price Adjustment"):

           a. increased by the value of the Inventory, Prorations (as defined below) and Deposits; and

           b.      decreased by the amount of the Payables.

      The Purchase Price Adjustment is an increase in the amount of FIFTY-SEVEN THOUSAND FOUR HUNDRED TWENTY AND 69/100 DOLLARS ($57,420.69), as set forth on Exhibit E attached hereto.

      6. Allocations and Tax Implications. Buyer and Seller acknowledge and agree:

           (a) the Purchase Price shall be allocated among the Sale Property as set forth on Exhibit F attached hereto (the "Allocation");

           (b) the amount allocated to each item of the Sale Property in the Allocation represents its fair market value determined pursuant to arm's-length negotiation; and

           (c) the amount allocated to each item of the Sale Property may have significant tax implications and each of them has consulted with an attorney, tax accountant, or other qualified advisor, regarding such tax implications.

      Buyer and Seller each agree to report this transaction for federal and state income tax purposes in accordance with the allocations set forth in the Allocation.

      7. FMAC Equipment Lease. Buyer acknowledges that a portion of the Equipment and Improvements located in the Premises and included in the Sale Property (the "FMAC Lease Equipment") is subject to and encumbered by a financing lease (the "FMAC Lease") with Franchise Mortgage Acceptance Corporation ("FMAC"). Seller shall continue to pay the monthly lease payments under the FMAC Lease (the "FMAC Lease Obligation") and Buyer will not become liable therefor. In addition, Seller shall use its reasonable best efforts to obtain a release of the FMAC Lease Equipment from the FMAC Lease and cause marketable title thereto to be delivered to Buyer. Buyer acknowledges that until released, its rights in the FMAC Lease Equipment will continue to be subject to all of the terms of the FMAC Lease. Until Seller notifies Buyer that the FMAC Lease Equipment has been released from the FMAC Lease, Buyer will comply with all of the terms and provisions of the FMAC Lease with respect to the FMAC Lease Equipment (except for payment of rent), including maintaining it, insuring it, keeping it located on the Premises and free of liens and encumbrances Buyer will indemnify, defend and hold Seller harmless from and against any and all loss, cost, damage, claim, liability or expense that it may incur as a result of Buyer's covenants to use, protect and maintain the FMAC Lease Equipment in compliance with the FMAC Lease.

      8. Premises Lease. Buyer acknowledges that the Premises are leased from Burroughs & Chapin Company, Inc. pursuant to that certain Lease dated January 24, 1997 (the "Premises Lease"). Seller agrees at the Closing, to assign and transfer all of its right, title and interest in and to the Premises Lease to Buyer and Buyer agrees to assume and perform all of the tenant's obligations under the Premises Lease from and after the Closing. Buyer will cause the Landlord under the Premises Lease to formally release and discharge Seller from all liability and obligation under the Premises Lease from and after the Closing. Buyer will reimburse Seller at the Closing, for all advance rentals and security deposits that it has made under the Premises Lease as a part of the Purchase Price Adjustment.

      9. Title to Sale Property. At the Closing, Seller will convey and Buyer will accept marketable title to the Sale Property free of liens and encumbrances except for the FMAC Lease and an outdated mechanic's lien held by Owens Steel.

      10.      Possession, Interim Operations and Risk of Loss and Prorations.


            a. Possession. The Parties acknowledge that Buyer assumed possession of the Premises and the Sale Property for the purpose of operating it in accordance with the LOI and this Agreement on July 18, 1998 (the "Possession Date"). From the Possession Date to the Closing Date, Buyer shall at its cost, manage, operate, care for, use and employ the Sale Property under the name Easyriders Cafe without material change from the manner in which Seller previously operated the Business. Buyer will use and operate the Sale Property strictly in compliance with the terms and provisions of the Equipment Leases, the Premises Lease and the FMAC Lease. Buyer shall retain all receipts from food, beverage and merchandise sales and pay all costs and expenses from and after the Possession Date, including without limitation, all inventory costs, payroll cost, rent, taxes, fees, insurance and other costs incurred in the operation of the Business. The personnel formerly employed by Seller shall become employees of Buyer as of the Possession Date and Seller will have no further obligation for salary or benefits payable to or on behalf of such former employees.

           b. Insurance. Buyer represents and warrants that prior to its assumption of possession of the Sale Property on the Possession Date, it had in place and agrees that it shall maintain in place and in full force and effect at its expense until the Note and the Assumed Liabilities have been paid in full, the following insurance coverage:

                (i) public liability insurance against claims for personal injury, death or property damage occurring in or about the Premises and in any common areas adjacent to or used in connection with the Premises. The liability limits under such insurance shall be not less than $1,000,000.00 per person and $2,000,000.00 per occurrence, with property damage limits of not less than $1,000,000.00 per occurrence with an aggregate coverage of not less than $2,000,000.00 and excess umbrella coverage of not less than $5,000,000.00.

                (ii) extended coverage fire and property casualty insurance, including vandalism and malicious mischief, in a amount equal to the full insurable value of the Sale Property, with a replacement cost endorsement, excluding the cost of excavation and of foundation below the level of the ground.

                (iii) Each policy of insurance required by this paragraph 10 shall be issued by a responsible insurance company authorized to do business in South Carolina, reasonably acceptable to Newriders, and shall be issued to Newriders, Buyer, the Landlord and any beneficiary under any deed of trust or other consensual lienholder encumbering the Premises, if required by such deed of trust, as co-insureds as their respective interest may appear. All insurance policies shall contain a provision that a thirty (30) day prior written notice of cancellation shall be given to Newriders prior to the effective date of cancellation.

      Notwithstanding the foregoing, unless and until the Closing occurs, Buyer shall have no right or power to, and shall not, except for inventory in the ordinary course of business, materially alter, modify, sell, assign, convey, lend, lease, encumber, hypothecate, dismantle, remodel, remove, damage or destroy the Sale Property or any portion thereof.

           c. Indemnification. From and after the Possession Date, Buyer shall indemnify, defend and hold Seller harmless from and against any and all loss, cost, damage, claim, liability, or expense, including reasonable attorneys fees and damage to property or personal injury that Seller may incur or to which it may become subject as a result of Buyer's use, occupancy and/or operation of the Premises and/or the Sale Property, and Buyer's activities in or on the Premises, including without limitation, Buyer's (i) failure to comply with any law, statute, ordinance, regulation license or permit; (ii) its processing, storage, handling, sale or manufacture of goods, food, beverages or other products and (iii) the acts or omissions, whether intentional or negligent of Seller, its officers, directors, shareholders, agents, employees, independent contractors, guests, invitees, trespassers or otherwise. It is the intent of the Parties in this Subsection to create the broadest form of indemnification allowable under applicable law.

          d. Risk of Loss. All risk of loss, injury, damage, or destruction of (i) the Sale Property shall pass to Buyer on the Possession Date.

          e. Failure to Close. If Buyer fails to complete its purchase of the Sale Property on the scheduled Closing Date (or any mutually agreed extension thereof), Buyer will relinquish possession of the Sale Property to Seller in the condition in which it was received, normal wear and tear excepted. If the value of the Inventory or the amount of the Payables on the date Buyer relinquishes possession of the Sale Property to Seller (the "Return Date") is more or less than the value of the Inventory or the amount of the Payables on the Possession Date, the Parties will make an appropriate cash adjustment payment to one another to place Seller in an equivalent economic possession as existed on the Possession Date. Buyer may retain all receipts from sales during the period from the Possession Date until the Return Date, but shall pay and be responsible for all costs and expenses of the Business during such period, including without limitation, rent under the Equipment Leases and Premises Lease. Under no circumstances shall Seller have any obligation to reimburse Buyer for any cost or expense incurred by Buyer in performing its obligations under this Subsection with respect to the early possession Sale Property. Nothing in this Subsection shall alter or affect Seller's right to retain the Downpayment in the event of Buyer's default as hereinabove provided.

          f. Prorations. At the Closing, the Parties will prorate as of the Possession Date, using thirty (30) day months, all rent and other payments under the Premises Lease and the Equipment Leases, property taxes, any insurance premiums on policies assumed by Buyer, any license or permit fees or other prepayments of Seller with respect to the Sale Property (the "Prorations"). The Prorations will be in the amount set forth on Exhibit E attached hereto and shall be included within the adjustment to the Purchase Price as set forth above.

      11. Licenses and Permits. Newriders will cooperate with Buyer, but Buyer shall be responsible for all applications, costs, fees and expenses associated with transferring any existing licenses and/or permits issued to or associated with or required to operate the Premises and/or the Sale Property, including without limitation, the Alcoholic Beverage License, gaming machine permit, business license or otherwise.

      12. Waiver of Bulk Sale Law. The Parties hereby waive the application of the notice periods and escrow provisions of the Bulk Sale Law. Buyer acknowledges that as a result of such waiver, it will become liable for Sellers debts in connection with the Business, but further acknowledges that it has agreed to assume and pay such debts as a part of the consideration for the purchase of the Sale Property and has received a credit therefor in the adjustment to the Purchase Price as set forth above.

      13. Franchise Agreement. Buyer agrees to execute prior to the Closing, a Franchise Agreement with Easyriders Franchising, Inc. which shall provide a conditional license for Buyer's use of the name, trademark and other protected property of Easyriders Franchising, Inc. and for the payment of a royalty as therein provided (the "Franchise Agreement").

      14. Buyer's Inspection. Buyer acknowledges that its president and principal shareholder, Leon Hatcher was materially involved in the design, planning, selection, construction and installation of the Improvements and Equipment in the Premises and is familiar with the design, installation, construction, materials, use, and condition of all of the Sale Property.
Buyer further acknowledges that it has fully and completely inspected the Sale Property, the Premises and all of the components of each and is completely satisfied with the condition thereof. and will accept the Sale Property in its present condition, without reservation. Both Parties acknowledge and agree that if Buyer had not been satisfied with its opportunity to inspect the Sale Property, the nature and extent of the inspection that it conducted or with the results thereof, Buyer could have elected not to execute this Agreement and enter into this transaction. Buyer shall not disclose any information acquired by Buyer regarding the Sale Property to any person other than Seller without Seller's prior written consent unless and until the Closing occurs and title to the Sale Property is transferred to Buyer.

      Buyer has investigated and has knowledge of applicable governmental laws, regulations, ordinances and decisions (including, but not limited to, zoning, environmental and land use laws and regulations) to which the Sale Property is or may be or become subject and Buyer expressly accepts the Sale Property upon the basis of its review and determination of the applicability and effect of such laws, regulations, ordinances and decisions. Buyer acknowledges that the Sale Property has been used as a restaurant and cocktail lounge during Seller's ownership and for many years prior thereto and during the course of its operation, various chemicals, lubricants, solvents, cleaners and other materials, some of which may be considered to be hazardous or toxic materials, were used, stored, mixed and applied to the Premises and portions of the Sale Property.

      Buyer acknowledges that it is entering into this Agreement on the basis of Buyer's own independent investigation of the physical and environmental
condition of the Sale Property.   Buyer expressly assumes the risk and
consequences that adverse physical and environmental conditions may not have been revealed by its own investigation.

      15. No Warranties. Seller has not made and will not make any warranties or representations as to the precise number of square feet within the Premises, the zoning of the Premises, the suitability of the Premises or the Sale Property for any purpose, the operability or usability of the Sale Property, the development potential of the Sale Property, the condition of the Sale Property or any component thereof or any equipment, building, fixture or improvement thereon, or of the soil, the cost, quantity, quality or availability of water or sewer facilities, public utilities or amenities on or to the Sale Property, the location or situation of the Sale Property within any special improvement district, zone or area, or the existence, transferability or value of any mineral rights appurtenant to the Sale Property. BUYER FURTHER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN ANY OTHER DOCUMENT PROVIDED HEREUNDER, SELLER, ITS AGENTS, OFFICERS, DIRECTORS, EMPLOYEES AND OTHER PERSONS ACTING ON BEHALF OF NEWRIDERS HAVE MADE NO REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE AND HEREBY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES IN CONNECTION WITH ANY MATTER RELATING TO THE CONDITION, VALUE, FITNESS, USE OR ZONING, PRECISE AREA OR DIMENSIONS, LOCATIONS OF PROPERTY CORNERS OR BOUNDARIES, OR THE CONDITION, OPERABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY IMPROVEMENTS, FIXTURES, EQUIPMENT, INVENTORY OR OTHER PERSONAL PROPERTY SITUATED ON OR IN THE SALE PROPERTY, ALL OF WHICH WILL BE CONVEYED TO AND ACCEPTED BY BUYER IN THEIR "AS IS" CONDITION AT THE CLOSE.

      Buyer hereby releases any claims it may have or acquire against Seller and its agents, employees or representatives in connection with the physical condition of the Premises and the Sale Property, its unsuitability for any particular use and/or its noncompliance with any applicable laws, rules, regulations or ordinances, and Buyer expressly waives any and all rights under California Civil Code Section 1542 which provides:

"A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

      16. Buyer's Representations, Warranties and Covenants. Buyer hereby represents and warrants to, and covenants with, Seller as follows.

            a. Buyer's Authority. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of South Carolina. Buyer has the corporate power and authority to execute this Agreement and each Buyer Closing Document (as hereinafter defined), and to purchase the Sale Property. Buyer has obtained appropriate approval and has taken (or will have taken by the Closing Date) all action required by law, Buyer's Certificate of Incorporation, Bylaws, and otherwise, including the adoption of appropriate corporate resolutions, to enter into this Agreement and to perform the transactions set forth herein. This Agreement constitutes, and each document to be delivered by Buyer to Seller at the Closing (each such document, a "Buyer Closing Document") will constitute, a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors' rights generally and except as enforceability is subject to general principles of equity.

            b. Full Disclosure. No representation or warranty made by Buyer in this Agreement, or any of the exhibits hereto, or any statement furnished or to be furnished by Buyer to Seller, contains or will contain on the Closing Date, any untrue statements of material fact or omits or will omit to state a material fact necessary to make any statement contained therein not misleading.

           c. Indemnification for Pre-Closing Activities. Buyer hereby indemnifies and holds Seller harmless from and against any and all loss, cost, damage, expense, claim or liability including personal injury, loss of life and/or property damage that arises from the acts or omissions of Seller or its agents in preparing for and/or performing its obligations with respect to the early possession Sale Property after the Possession Date as provided in
Section 10. Buyer shall promptly pay all costs, fees and expenses incurred as a result of or associated with such activities and keep the Sale Property free from any and all judgments, and all mechanics, materialmen's, garageman's or similar liens or charges resulting from its possession Sale Property prior to the Closing.

           d. Indemnification for Post-Closing Activities. Buyer agrees to indemnify and hold Seller harmless from and against any and all costs, expenses, claims, liens, suits, actions or damages (including reasonable attorneys' fees and costs) arising out of or relating to (i) Buyer's operation of the Business from and after the Closing Date; (ii) Buyer's ownership or possession of the Sale Property from and after the Closing Date; and (iii) the Assumed Liabilities. The foregoing indemnity shall not include any costs, expenses, claims, liens, suits, actions or damages arising out of or relating to:

                  (1)      Seller's gross negligence;

                  (2) any misrepresentation of Seller contained in this Agreement or any of the exhibits hereto; or

                  (3) any misrepresentation of Seller in any other statement made by or on behalf of Seller to Buyer in connection with the subject matter of this Agreement, excluding any such statements relating to the physical condition of the Sale Property.

           e. Sales or Use Tax. Sales and use taxes due in connection with Seller's sale of the Sale Property to Buyer (if any), shall be paid by Buyer and Buyer shall indemnify, defend and hold Seller harmless from all liability in connection with such sales or use tax.

           f. Best Efforts. Buyer agrees to use its best efforts to satisfy or cause to be satisfied all of the Conditions Precedent to its performance under this Agreement to the extent that Buyer's action or inaction can control or influence the satisfaction of such conditions.

           g. Consents. Buyer's purchase of the Sale Property and execution of each Buyer Closing Document does not require the consent of any Person. As used in this Agreement, the term "Person" means an individual, a corporation, a partnership, an association, a trust or other entity, including any governmental authority.

           h. No Conflicts. Consummation of the transactions contemplated by this Agreement will not constitute or result in a breach or default (or an event which, with notice or the lapse of time, or both, would constitute a breach or default) under (i) Buyer's Certificate of Incorporation or Bylaws; (ii) any contract, agreement or instrument to which Buyer is a party; or (iii) any statute, regulation, order, judgment or decree of any court or governmental agency to which Buyer is subject.

           i. Litigation. There is no litigation, claim, arbitration proceeding or investigation by any Person pending or, to the best of Buyer's knowledge, threatened against Buyer, at law or in equity, before any court, arbitration tribunal or governmental agency which could reasonably be expected to prevent Buyer from purchasing the Sale Property or owning and operating the Sale Property after the Closing Date.

           j. Personnel Continuity. Buyer acknowledges that Seller has engaged the services of National Employer's Council, Inc. , to provide personnel administration services for the Premises. In order to insure operational continuity and minimize the disruption of the transfer of the Sale Property from Seller to Buyer, Buyer agrees to enter into and continue in full force and effect, a personnel administration contract with National Employer's Council, Inc. to provide the same services as previously provided to Seller until at least ninety (90) days after the Closing Date. Seller makes no representations or warranties concerning the employment of any existing employees.

     17. Seller's Representations, Warranties and Covenants. Seller hereby represents and warrants to, and covenants with Buyer as follows.

           a. Corporate Authority. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada. Seller has the corporate power and authority to execute this Agreement and each Seller Closing Document (as hereinafter defined) and to sell the Sale Property to Buyer. Seller has obtained appropriate approval and has taken (or will have taken by the Closing Date) all action required by law, Seller's articles of incorporation, bylaws, and otherwise, including the adoption of appropriate corporate resolutions, to enter into this Agreement and to perform the transactions set forth herein. This Agreement constitutes, and each document to be delivered by Seller to Buyer at the Closing (each such document, a "Seller Closing Document") will constitute, a valid and binding agreement of Seller , enforceable against Seller in accordance with its terms, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors' rights generally and except as enforceability is subject to general principles of equity.

           b. Consents and Approvals. Except for its Board of Directors, no consent or approval or authorization of, or declaration, filing or registration with, any Person is required in connection with the execution, delivery, and performance of this Agreement by Seller and the consummation of the transactions contemplated herein by Seller.

           c. Compliance with Laws. To the best of its knowledge, Seller has not received notice of any violation of any applicable federal, state or local statute, law or regulation (including without limitation any applicable building, zoning, environmental protection, or other law, ordinance or regulation) affecting the Sale Property or the operation of the Business; and to the best of their knowledge, there are no such violations.

           d. Litigation. There is no litigation, claim, arbitration proceeding or investigation by any Person pending or, to Seller's best knowledge, threatened against Seller, at law or in equity, before any court, arbitration tribunal or governmental agency which could reasonably be expected to prevent Seller from selling the Sale Property to Buyer.

           e. Best Efforts. Seller agrees to use its best efforts to satisfy or cause to be satisfied all of the Conditions Precedent to its performance under this Agreement to the extent that Seller's action or inaction can control or influence the satisfaction of such conditions.

      18. Conditions Precedent to Buyer's Obligation to Perform. Buyer's obligation to perform under this Agreement, including the obligations to purchase the Sale Property and pay the purchase price therefor, is expressly conditioned on satisfaction of each and every of the following conditions precedent.

           a. Seller's Performance. Seller shall have performed each and every one of the obligations to be performed by Seller, and kept each and every one of the covenants to be kept by Seller, under this Agreement, including delivering all funds, documents and instruments required hereunder, and shall not be in default of any of the provisions hereof.

           b. Truth of Representations and Warranties. Each of the representations and warranties made by Seller hereunder shall be true and accurate on the Closing Date as if made and given at that time.

           c. Lessor's Consent. The Lessor of the Premises Lease shall have consented to the assignment of the Premises Lease to Buyer.

           d. Litigation. The absence of any material litigation affecting Seller or the Sale Property.

           e. Approval of Board of Directors. Buyer's Board of Directors shall have approved this transaction, the payment of the Downpayment and its execution of the Note.

      19. Conditions Precedent to Seller's Obligation to Perform. Seller's obligation to perform under this Agreement is expressly conditioned on satisfaction of each and every of the following conditions precedent.

           a. Buyer's Performance. Buyer shall have performed each and every one of the obligations to be performed by Buyer, and kept each and every one of the covenants to be kept by Buyer, under the LOI and this Agreement, including delivering all funds, documents and instruments required hereunder, and shall not be in default of any of the provisions hereof.

           b. Truth of Representations and Warranties. Each of the representations and warranties made by Buyer hereunder shall be true and accurate at the Close as if made and given at that time.

           c. Lessor's Consent. The Lessor of the Premises Lease shall have consented to the assignment of the Premises Lease to Buyer.

           d. Litigation. The absence of any material litigation affecting Buyer or its ability to purchase the Sale Property.

           e. Approval of Board of Directors. Seller's Board of Directors shall have approved this transaction.

           f. Pledge Agreement and Delivery of Pledged Shares. Leon Hatcher shall have executed and delivered the Pledge Agreement and the Pledged Shares to Seller.

           g. Franchise Agreement. Buyer shall have executed the Franchise Agreement.

      20. Closing Date and Location. The Closing shall take place at the offices of Seller, 567 San Nicolas Drive, Newport Beach, California at 2:00 p.m. on July 22, 1998 or on such other date and time as the Parties may mutually agree (the "Closing Date").

      21. Procedure for Closing. The Parties shall close the purchase and sale of the Sale Property in accordance with the following procedure.

           a. Seller's Deliveries. Seller will deliver the following documents and instruments to Buyer at the Closing:

                  (i) an assignment of each of the Leases (a "Lease Assignment") pursuant to which Seller assigns its rights and delegates its obligations accruing for periods from and after the Closing Date under each Lease to Buyer and Buyer assumes such obligations and the Lessor (in the case of the Premises Lease), consents to such assignment, delegation and assumption;

                  (ii) a Bill of Sale transferring title to the Sale Property to Buyer; and

                  (iii) all keys, access codes, records, books and documents in Seller's possession that relate to the Sale Property;

          (b) Buyer's Deliveries. Buyer will deliver the following funds, documents and instruments to Seller at the Closing:

                  (i)      the Note;

                  (ii)      the Pledge Agreement and the Pledged Shares;

                  (iii) certified copies of resolutions of Buyer's Board of Directors approving this transaction and authorizing the execution of all documents and instruments required as a part hereof; and

                  (iv) the Premises Landlord's release of Seller from all liability under the Premises Lease from and after the Possession Date.

      22. Brokerage Commissions. Buyer and Seller each represent and warrant to the other that neither has engaged the services of any real estate broker, salesperson, agent or finder, nor done any other act nor made any statement, promise or undertaking which would result in the imposition of liability for the payment of any real estate brokerage commission, finder's fee or otherwise in connection with the transaction described herein. In the event that any person or entity makes a claim for a brokerage commission, finder's fee or otherwise, based upon any agreement, statement or act, including without limitation the Seller's agreement set forth above in this
Section 22, the Party through whom such person or entity makes such claim shall be responsible therefor and shall defend, indemnify and hold the other Party and the Sale Property harmless from and against such claim and all loss, cost, damage, liability and expense associated therewith, including attorneys' fees.

      23. Blackjack Machine and Change Banks. Seller has, as of the Possession Date, assigned its interest in the blackjack machine located on the Premises to Buyer and Buyer has reimbursed Seller in the total amount of Three Thousand Dollars ($3,000.00), constituting the blackjack machine operating fund, the receipt of which is hereby acknowledged. In addition, Buyer has reimbursed Seller in the amount of Four Thousand Four Hundred Dollars ($4,400.00) constituting the cash register change banks, the receipt of which is hereby acknowledged.

      24. Survival; Indemnity. Notwithstanding the completion of the Closing, delivery of instruments, conveyances of property and payment of consideration therefor, the Parties agree that the respective representations, warranties, covenants releases and agreements made by such party, pursuant to this Agreement or any document delivered pursuant hereto, shall survive the Closing, and each party agrees to indemnify and hold the other harmless from and against any and all claims, demands, losses, obligations, demands, liabilities, causes of action, costs and expenses (including attorneys' fees) arising out of or in connection with a breach of the indemnifying party of any such representation, warranty, covenant or agreement.

      25. Assignment. At any time after the Closing, Seller may assign all Seller's rights to payments due from Buyer. No Party shall assign its interest hereunder prior to the Closing without the prior written consent of the other Party.

      26. Professional Fees. Should either party retain counsel for the purpose of enforcing or preventing the breach of any provision hereof, including but not limited to the institution of any action or proceeding to enforce any provision hereof, for damages by reason of any alleged breach of any provision hereof, for a declaration of such party's rights or obligations hereunder or for any other judicial remedy, then the prevailing party shall be entitled to be reimbursed by the losing party for all costs and expenses incurred thereby, including but not limited to, reasonable attorneys', accountants', appraisers', engineers' and other professional fees and costs for the services rendered to such prevailing party.

      27. Inurement. Subject to Section 25 above, this Agreement shall inure to the benefit of the Parties hereto, the heirs, executors, administrators, and permitted successors and assigns of the Parties hereto.

      28. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California. Any legal action brought to enforce or interpret this Agreement shall be venued in ether a federal or state court in Orange County, California.

      29. Counterparts. Separate counterparts of this Agreement may be signed and together shall constitute one agreement.

      30.      Time.  Time is of the essence of this Agreement.

      31. Entire Agreement. The Parties expressly agree that this Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties.

      32. Notice. Notices or communications under this Agreement shall be in writing and shall be deemed to be duly given if served personally on the party to whom notice is directed or two business days after deposit into the United States certified mail, return receipt requested, postage prepaid and addressed in the case of Buyer to:



            Easyriders of Myrtle beach, Inc.
            4019 Highway 501
            Myrtle Beach, SC 29579
            Attention:  Mr. Leon Hatcher

and in the case of Seller to:

            Newriders, Inc.
            567 San Nicolas Drive Suite 400
            Newport Beach CA 62660
            Attention:  Mr. William Nordstrom

with a copy to:

            Bolen, Fransen & Boostrom LLP
            1322 East Shaw Avenue, Suite 430
            Fresno, CA  93710
            Attention:  Mr. Hal H. Bolen II

      33. Further Assurances. Buyer and Seller shall execute and deliver such instruments and take such other actions as may be reasonably required in order to carry out the intent of this Agreement.

      34. Exhibits. Each of the Exhibits attached hereto is hereby incorporated herein by reference and consist of the following:


            Exhibit A            Sale Property
            Exhibit B            Excluded Property
            Exhibit C            Description of Equipment Leases
            Exhibit D            Accounts Payable
            Exhibit E            Purchase Price Adjustment and Prorations
            Exhibit F            Purchase Price Allocation


      IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first hereinabove written.




"Buyer"                                     "Seller"

EASYRIDERS OF MYRTLE BEACH, INC.,            NEWRIDERS, INC.
a South Carolina corporation                 a Nevada corporation


By /s/ Leon Hatcher                           By /s/ William Nordstrom
   ----------------------------                  -------------------------
       Leon Hatcher       Title                 William Nordstrom, Executive
                                                Vice President for Finance and
                                                Administration

By /s/ Richard Stafford
   ----------------------------
       Richard Stafford   Title

                   DESCRIPTION OF SALE PROPERTY

      All furniture, fixtures, equipment, furnishings, kitchen equipment, bar equipment, office equipment, silverware, dishes, cooking utensils, storage room shelving and equipment, leasehold improvements, sound equipment, lighting, decorations, food, beverage and merchandise inventory and any other personal property of Seller (except the Excluded Property), located at the Easyriders Cafe 1318 Celebrity Square #CS4, Myrtle Beach, SC.

                            EXHIBIT A
                         page one of one

                 DESCRIPTION OF EXCLUDED PROPERTY

Assets in restaurant not owned by Newriders, Inc., are as follows:

1.      World's Land-speed record holding Bike (located above patio bar)

2.      Joe Teresi V8 Bike (located at entrance to restaurant)

3. All video arcade machines including two video poker machines, video golf machine, two electronic dart boards, Harley-themed pin-ball machine, coin operated pool table, and a change machine.

4.      Pay telephone, located on covered patio to right of exit.

5.      Cigarette machine.

6.      Six original Dave Mann paintings:
        Astro Eve
        European Tour
        Flying Tool Kit
        Aussie Bike
        War Chief
        Golden Gate Softall
                            EXHIBIT B
                         page one of one

                 DESCRIPTION OF EQUIPMENT LEASES

1.    Advanta Business Services Corp.
      P.O. Box 1225 1020 Laural Oak Rd.
      Voorhees, New Jersey 08043

      Lease of Micros point of service computers dated April 28, 1997

2.    Xerox Corporation

      Lease of Xerox 5021ZTA copy system dated  August 12, 1997

                            EXHIBIT C
                         page one of one

                       Newriders Inc. 1998
                        Aged Payables - MB
                        As of Jul 24, 1998

______________________________________________________________________________________________________________
Vender ID       Invoice No.     Date      Date Due  Current     6-7      8-14       Over 14 days  Amount Due
Vender
Contact
Telephone 1

______________________________________________________________________________________________________________
APC-MB           74454          7/3/98    7/17/98              162.25                             162.25
A P C Inc        74532          7/5/98    7/19/98              113.45                             113.45
                 74624          7/6/98    7/20/98               45.00                              45.00
803/477-8301     74810          7/9/98    7/23/98              190.18                             190.18
                 74828         7/10/98    7/24/98    50.00                                         50.00
                 74938         7/11/98    7/25/98    14.85                                         14.85
                 74995         7/12/98    7/26/98    92.05                                         92.05
                                                    ________  ________  ________  ___________   _____________
APC-MB                                              156.90     510.88                             667.78
A P C Inc
                                                    ________  ________  ________  ___________   _____________
ASCAP          7/1/98-8/31/98   7/1/98     7/1/98                                     138.17      138.17
ASCAP

800/505-4052

                                                    ________  ________  ________  ___________   _____________
ASCAP                                                                                 138.17      138.17
ASCAP

                                                    ________  ________  ________  ___________   _____________
BEAC-MB         105703         7/10/98    7/17/98              760.58                             760.58
Beach Meats     105887A        7/11/98    7/18/98              345.00                             345.00

808/448-7584
                                                    ________  ________  ________  ___________   _____________
BEAC MB                                                      1,105.58                           1,105.58
Beach Meats
                                                    ________  ________  ________  ___________   _____________
BUCKHD-MB        753336        7/13/98    7/20/98              114.00                             114.00
Buckhead Beef Compan
                                                    ________  ________  ________  ___________   _____________
800/888-5578

BUCKHD-MB
Buckhead Beef Company                                          114.00                             114.00
                                                    ________  ________  ________  ___________   _____________
CAPT-MB           1821         7/7/98     7/17/98              182.00                             182.00
Captain Foods Inc.

904/428-5833
                                                    ________  ________  ________  ___________   _______________
CAPT-MB                                                        182.00                             182.00
Captain Foods Inc.
                                                    ________  ________  ________  ___________   _____________
CITRUS-MB         3320         7/1/98     7/26/98      60.00                                       60.00
The Citrus Group, Inc.

803/262-4154                                        ________  ________  ________  ___________   _____________

CITRUS-MB                                              60.00                                       60.00
The Citrus Group, Inc.
                                                    ________  ________  ________  ___________   _______________
COASTAL-MB       19529         7/3/98      8/2/98      53.34                                       53.34


                                 EXHIBIT D
                                Page 1 of 5

                            Newriders Inc. 1998
                            Aged Payables - MB
                            As of Jul 24, 1998

______________________________________________________________________________________________________________
Vender ID            Invoice No.  Date     Date Due Current     6-7      8-14     Over 14 days    Amount Due
Vender
Contact
Telephone
________________________________________________________________________________________________________________
Coastal Carbonics, Inc.

803/448-1448
                                                    ________   ________  ________  ___________  ____________
COASTAL-MB
Coastal Carbonics, Inc.                               53.34                                           53.34
                                                    ________   ________  ________  __________   _____________
ELVIS-MB            41455         7/13/98  7/13/98                         85.00                      85.00
Elvis Service Co., Inc.

803/448-5016                                        ________   ________  ________   ___________ _____________

ELVIS-MB                                                                    85.00                      85.00
Elvis Service Co., Inc.
                                                    ________   ________  ________  ___________   _____________
FEDEX-MB           4-576-25927     7/7/98  7/22/98                91.75                                91.75
FEDEX                                               ________   ________  ________  ___________   _____________

FEDEX-MB                                                          91.75                                91.75
FEDEX
                                                    ________   ________  ________  ___________   _____________

HARDW-MB          JUNE TTL        6/30/97  7/30/97                                   -3,342.64     -3,342.64
Hardwick's        689698          10/1/97 10/31/97                                      945.00        945.00
Carolyn           689283          10/1/97 10/31/97                                    1,422.29      1,422,29
803/399-4434      697970          5/12/98  6/11/98                                      258.30        258.30

                                                    ________   ________  ________  ___________   ___________
HARDW-MB                                                                               -717.05       -717.05
Hardwick's

                                                    ________   ________  ________  ___________   _____________
HOTACT-MB         011951          6/17/98  7/17/98               795.49                               795.49
Hot Action
   Sportswear I   011980          6/18/98  7/18/98                96.88                                96.88
                  011990          6/19/98  7/19/98             3,969.09                             3,969.09
                                                    ________   ________  ________   ___________   _____________
904-677-5630

HOTACT-MB                                                      4,861.46                             4,861.46
Hot Action Sportswear                               ________   ________   ________   ___________   _____________

JENNIE-MB        7248             6/23/98  7/23/98                30.73                                30.73
Jennie's         7010             6/29/98  7/29/98     78.00                                           78.00
Jack             7041              7/4/98   8/3/98     26.94                                           26.94
803/357-1802     4047              7/8/98   8/7/98     53.73                                           53.73
                                                    ________   ________   ________   ___________   _____________
JENNIE-MB                                             158.67      30.73                               189.40
Jennie's
                                                    ________   ________   ________   ___________   _____________
LEAD-MB          0063386          7/1/98   7/31/98     17.85                                           17.85
Leading Edge     0063873          7/8/98    8/7/98     17.85                                           17.85

                                                    ________   ________   ________   ___________   _____________
910/739-1361


                                 EXHIBIT D
                                Page 2 of 5


                            Newriders Inc. 1998
                            Aged Payables - MB
                            As of Jul 24, 1998

______________________________________________________________________________________________________________
Vender ID            Invoice No.     Date   Date Due   Current      6-7       8-14    Over 14 days  Amount Due
Vender
Contact
Telephone 1
________________________________________________________________________________________________________________
LEAD-MB                                                  35.70                                          35.70
Leading Edge
                                                       ________    ________   ________ ___________  ____________

NATLLN-MB              214100480     7/6/98  8/15/98     180.57                                         180.57
National Linen Service 214102597     7/13/98 8/15/98     123.33                                         123.33
Donna Morgan
800-968-9829
                                                       ________    ________   ________  ___________  ___________
NATLLN-MB                                                303.90                                         303.90
National Linen Service
                                                       ________   ________   ________   ___________  ___________
PEPSIC-MB                   5683     6/24/98 7/24/98      37.35                                          37.35
Pepsi Cola Bottling Co.      827     6/24/98 7/24/98      80.00                                          80.00
                    4883-5/15/98      7/1/98 7/31/98      74.70                                          74.70
803/365-2121                 718      7/1/98 7/31/98     349.20                                         349.20
                            5816      7/1/98 7/31/98     779.55                                         779.55
                            5903      7/3/98  8/2/98      37.35                                          37.35
                            5963      7/8/98  8/7/98     260.65                                         260.65
                                                        ________   ________   ________   ___________  _________

PEPSIC-MB                                              1,618.80                                       1,618.80
Pepsi Cola Bottling Co.
                                                        ________   ________   ________   ___________  __________
PPPINC-MB                  4642       7/9/98  8/8/98      33.60                                          33.60
Palmetto Paper Products

843/626-7087
                                                        ________   ________   ________   ___________  __________
PPPINC-MB                                                 33.60                                          33.60
Palmetto Paper Products
                                                        ________   ________   ________   ___________  __________
PYA/MO-MB                430480      7/10/98 7/17/98                 711.39                             711.39
PYA/Monarch, Inc.
                                                        ________   ________   ________   ___________ ___________

803/347-1691

PYA/MO-MB                                                            711.39                             711.39
PYA/Monarch, Inc.
                                                        ________   ________   ________   ___________ ___________

                                 EXHIBIT D
                                Page 3 of 5

                            Newriders Inc. 1998
                            Aged Payables - MB
                            As of Jul 24, 1998

______________________________________________________________________________________________________________
Vender ID              Invoice No.     Date      Date Due  Current    6-7     8-14     Over 14 days  Amount Due
Vender
Contact
Telephone
________________________________________________________________________________________________________________

ROSECL-MB              31808           7/13/98  7/20/98               750.00                             750.00
Rose Cleaning of Myrtle

                                                          ________   ________ ________ ___________  ____________
ROSECL-MB                                                             750.00                             750.00
Rose Cleaning of Myrtle


                                                          ________   ________ ________ ___________  ____________

SCDHEC-MB              ES55318-0        7/1/98  7/31/98      70.00                                        70.00
SCDHEC-BEH P&M

803/935-7952
                                                          ________   ________ ________ ___________ _____________
SCDHEC-MB                                                    70.00                                        70.00
SCDHEC-BEH P&M
                                                          ________   ________ ________ ___________ _____________
SKYNET-MB              111486-5/29/98   7/1/98  7/31/98     190.98                                        190.98
Skynet Data Systems I

                                                          ________   ________ ________ ___________ _____________
SKYNET-MB                                                   190.98                                        190.98
Skynet Data Systems I

                                                          ________   ________ ________ ___________  ____________
SUNNEWS-MB               6/1-6/30/98   6/30/98  7/20/98               -257.63                            -257.63
The Sun News

803/626-8555
                                                          ________   ________ ________ ___________ _____________
SUNNEWS-MB                                                            -257.63                            -257.63
The Sun News
                                                          ________   ________ ________ ___________  ____________
SYSCO -MB               807030243      7/3/98   7/17/98              1,156.98                           1,156.98
SYSCO Food Services     807040005      7/4/98   7/18/98                685.05                             685.05
Sonja Sakaliar          807060211      7/6/98   7/20/98                927.19                             927.19
888/411-5745 Pager      807070183      7/7/98   7/21/98                763.91                             763.91
                        807087612      7/8/98   7/22/98                254.89                             254.89
                        807090208      7/9/98   7/23/98                668.21                             668.21
                        807100187     7/10/98   7/24/98   3,268.64                                      3,268.54
                        807110014     7/11/98   7/25/98     559.12                                        559.12
                        807130194     7/13/98   7/27/98     461.08                                        461.08
                        807140169     7/14/98   7/29/98     558.96                                        558.96
                                                          ________   ________ ________ ___________  ____________
SYSCO-MB                                                  4,847.80   4,456.23                           9,304.03
SYSCO Food Services

                                                          ________   ________ ________ ___________  ____________
TOFF-MB                  1383         7/3/98    7/17/98                 114.36                            114.36
Toffino's Specialty Baki 1398         7/4/98    7/18/98                 154.80                            154.80
                         1420         7/7/98    7/21/98                  35.28                             35.28
803/477-1598             1440         7/9/98    7/23/98                  50.40                             50.40
                         1451         7/10/98   7/24/98     106.44                                        106.44
                         2397         7/11/98   7/25/98     115.20                                        115.20
                         1474         7/12/98   7/26/98      64.20                                         64.20
                                                          ________   ________ ________ ___________  ____________
TOFF-MB                                                     285.84      354.84                            640.68



                                 EXHIBIT D
                                Page 4 of 5




                            Newriders Inc. 1998
                            Aged Payables - MB
                            As of Jul 24, 1998

______________________________________________________________________________________________________________
Vender ID              Invoice No.     Date   Date Due   Current   6-7      8-14     Over 14 days  Amount Due
Vender
Contact
Telephone 1
________________________________________________________________________________________________________________
Toffino's Specialty Ba
                                                          ________ ________  ________ ___________  ____________
                                                          8,557.87 12,911.23    85.00   -1,063.85     20,232.88
                                                          ======== ========= ======== ===========  ============
                                                                        Additional Payables           16,574.00
                                                                                                     __________
                                                                                   TOTAL             $36,806.88



                                 EXHIBIT D

                   MYRTLE BEACH OF SOUTH CAROLINA, INC.

PURCHASE PRICE ADJUSTMENTS
EFFECTIVE DATE:  7-18-98

I.  Increase to Purchase Price
-------------------------------
Rent @ 578.30/Day X 14 Days                        $  8,096.20
Deposit on Lease                                     12,044.38
Celeb Square Entertainment Fee                        4,680.00
Equipment Lease
    Micros     $450                                     450.00
    Coastal      18                                      18.00
    Xerox       150                                     150.00
Storage          40                                      40.00
Music License Fee - Prorated                            540.00
BMI Broadcast Music - Prorated                          730.00
Chamber of Commerce                                     293.00
Waccamaw-Alc. Lic. Bond                                  46.00
Business Licenses                                     5,250.00
Gross Payroll 7-18 to 7-21                            5,015.00
Prepaid Workers' Compensation Insurance 7-18 to 10-5  4,288.64
Prepaid Health Insurance 7-18 to 7-31                   644.76
Inventory
      Food/Supplies       9,885.10
      Bar                11,431.28
      Retail             30,625.21
                      ------------
                        51,941.59                    51,941.59
                                                  -------------
                                        Sub-Total    94,227.57
II.  Decrease to Purchase Price
-------------------------------
Payables                                           ($36,806.88)

                   Net Purchase Price Adjustment    $57,420.69

                                 EXHIBIT E

                       ALLOCATION OF PURCHASE PRICE

1.  Leasehold Improvements                                    $   280,000.00

2.  Equipment                                                     235,000.00

3.  Prepaid Royalty (July 18, 1998 through January 17, 1998)       35,000.00

4.  Inventory:
      Food/Supplies                                                9,885.10
      Bar                                                         11,431.28
      Retail                                                      30,625.59

4.  Prorations and Deposits                                       42,285.98

5.  Payables                                                (     36,806.88)
                                                             ---------------
                                Total                        $   607,420.69

                                 EXHIBIT F
                              page one of one
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